EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                   February 28, 2012
President & CEO
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
                        (707) 678-3041

Earnings Release Update

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced that subsequent to the press release issued on January 31, 2012, the Company determined its deferred tax asset was overstated by $492,000 at December 31, 2011.  The effect of the overstatement reduces net income and net income available to common shareholders for the year ended December 31, 2011, by the sum of the resulting adjustment totaling $492,000 to the Company’s deferred tax asset.  Taking this non-cash adjustment into account, net income for 2011 totaled $2.7 million.  Additionally, net income available to common share holders for 2011 totaled $1.3 million.  Diluted earnings per share for the twelve months ended December 31, 2011 was $0.14.

Taking into account the non-cash adjustment with respect to the Company’s fourth quarter results of operation, net income for the fourth quarter of 2011 was $155,000.  Net income available to common shareholders for the fourth quarter of 2011 was a negative $137,000.  This resulted in a net loss per share of $0.01 for the three months ended December 31, 2011.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

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Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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